Exhibit 99.1

Press Release	NASDAQ:ABCW
FOR IMMEDIATE RELEASE
Date: JUNE 22, 2009
CHRIS BAUER JOINS EXECUTIVE MANAGEMENT TEAM OF
ANCHOR BANCORP WISCONSIN, INC. AND ANCHORBANK, FSB
BANK AND HOLDING COMPANY ALSO ANNOUNCE OTHER MANAGEMENT
CHANGES
Madison, Wisc. The Board of Directors of Anchor BanCorp Wisconsin, Inc. (ABCW) and AnchorBank, fsb (the Bank) today announced several key changes at both the Board of Director and Executive Management levels. AnchorBank, fsb is a wholly owned subsidiary of Anchor BanCorp Wisconsin, Inc.
Chris Bauer Joins AnchorBanCorp Wisconsin, Inc. and AnchorBank, fsb.
The Board announced that Chris M. Bauer is joining the organization as President and CEO of Anchor BanCorp Wisconsin Inc. as well as the position of CEO of the Bank. Mr. Bauer replaces Douglas J. Timmerman as President and CEO of Anchor BanCorp Wisconsin Inc., who earlier this year announced his intention to retire. Mr. Bauer replaces Mark D. Timmerman in his role as CEO of AnchorBank, fsb. Mr. Bauer also joins both ABCW and the Bank as a member of each Board of Directors.
Mark D. Timmerman continues in the role of President of AnchorBank, fsb and adds the newly created position of Chief Operating Officer (COO) for the Bank. Mark D. Timmerman will relinquish his role on the ABCW Board of Directors while retaining his position as Executive Vice President of ABCW.
“I cannot think of a better addition to our team than Chris Bauer,” said Douglas Timmerman. “His experience and proven leadership capabilities will help ensure the future success of Anchor BanCorp Wisconsin and AnchorBank,” added Timmerman.
Mr. Bauer brings an extensive 33-year background in the banking sector, having previously served as Chairman and CEO of Firstar Bank Milwaukee, and head of commercial banking for Firstar Corporation, a $37-billion financial services company based in Milwaukee, at the time of his retirement in 1999. In 2000, Bauer founded First Business Bank Milwaukee and served as its Chairman of the Board until 2003. Under Mr. Bauer’s leadership, First Business Bank Milwaukee grew to more than $70 million in assets in only three years. Bauer was also recently elected Chairman of the Board of the American Automobile Association. Mr. Bauer holds a B.B.A. from the University of Wisconsin-Madison, and an M.B.A. from Marquette University. He has been honored as a Distinguished Alumnus of both universities. He is a native of Milwaukee.

Mr. Bauer is an active leader in the Milwaukee community, where he serves on numerous boards such as Junior Achievement of Wisconsin, the Siebert Lutheran Foundation, Mason Street Advisors, and The Auto Club Group. Previously, Bauer acted as director of the Milwaukee Public Library Foundation, United Way, UWM Foundation and served as Chairman of St. Luke’s Medical Center.
“It is a challenging and transformational period in the financial services sector, and I am thrilled to be joining Anchor BanCorp and AnchorBank at this time. Their history and the strength of their franchise in Wisconsin make them a core asset to our State,” said Bauer. “I am looking forward to working with the Board, Mark and the rest of the Anchor management team to help navigate the organization through the current environment and emerge even stronger,” added Bauer.
Anthony J. Cattelino, Executive Vice President Announces Retirement
It was also announced that Anthony (Tony) J. Cattelino, Executive Vice President of Marketing and Retail Administration for AnchorBank and Executive Vice President of ABCW would retire effective June 30, 2009. Mr. Cattelino has been with AnchorBank since 1974 when he joined the Company as Marketing Director. Mr. Cattelino’s duties will be spread across several other members of the Bank’s Senior Management Team. “Tony has been a key player in leading our growth as a full-service retail bank. I know I speak for the entire AnchorBank team when I wish him well as he transitions into this new phase of his life,” said Douglas Timmerman.
David Omachinski Elected Chairman
Additional Board changes include David Omachinski being named Chairman of the Board of both the ABCW Board of Directors and the AnchorBank, fsb Board. In February, 2009 Mr. Omachinski was named Lead Director. Mr. Omachinski replaces Douglas J. Timmerman in the title of Chairman for both Boards. Douglas J. Timmerman will remain as a non-executive member director of the ABCW Board. Mr. Omachinski will serve as an independent, non-executive Chairman for both organizations.
Mr. Omachinski has been a member of the Board since 2002. Previously, Mr. Omachinski served as President/Chief Operating Officer of Oshkosh B’Gosh Company. Following the sale of Oshkosh B’Gosh to Carter’s in 2005, Mr. Omachinski has had an active management consulting practice.
“I am excited to take on this new role in my relationship with AnchorBank. First, however, I must acknowledge the contribution of Doug Timmerman. His leadership has been at the center of AnchorBank’s evolution from a Madison Savings and Loan to a statewide financial services provider helping countless individuals and business over the years,” said Omachinski.

Changes Enhance Independence of Board of Directors
“These changes bring the structure of our Board and Executive Management group in line with current best practices. This structure will enhance the independence of the Board of Directors by separating the Chairmanship and the CEO roles. Additionally, David Omachinski’s contributions over the last several months as Lead Director have made it clear to me, as well as the entire Board, that he is the logical choice to take over the Chairman role,” said Douglas J. Timmerman.
About AnchorBank
AnchorBank provides banking and financial services to nearly 172,000 households and business across 62 communities in Wisconsin with 74 full service offices and two loan origination-only offices.
For More Information
For more information, contact Dale Ringgenberg, CFO, at (608) 252-1810,
Mark D. Timmerman, President of AnchorBank at (608) 252-8784, or
David Omachinski, Chairman of Anchor BanCorp Wisconsin, at (608) 252-8788.
This news release contains certain forward-looking statements based on unaudited financial statements, results of operations and business of Anchor BanCorp. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include changes in general economic conditions, deposit flows, loan demand, asset quality, competition, legislation or regulation and accounting principles, policies or guidelines affecting reports filed with the Securities and Exchange Commission for financial and business information regarding Anchor BanCorp, including information which could affect Anchor BanCorp’s forward-looking statements.
The Management changes referenced above are subject to final approval by the Office of Thrift Supervision (OTS).